Exhibit 99

UTC REPORTS THIRD QUARTER EARNINGS PER SHARE GROWTH OF 13 PERCENT
TO $1.55; INCREASES LOWER END OF 2013 EPS RANGE AND NOW EXPECTS
EPS OF $6.10 TO $6.15, UP 14 TO 15 PERCENT

HARTFORD, Conn., Oct. 22, 2013 - United Technologies Corp. (NYSE:UTX) reported third quarter earnings per share of $1.55 and net income attributable to common shareowners of $1.4 billion, both up 13 percent over the year ago quarter. Results for the current quarter included $0.08 per share of restructuring costs. Favorable one-time items offset restructuring costs in the year ago quarter. Before these items, earnings per share increased 19 percent year over year.
Sales for the quarter of $15.5 billion were 3 percent above prior year reflecting the benefit of net acquisitions (2 points) and organic growth (1 point). Third quarter segment operating profit increased 14 percent over the prior year quarter, and segment operating margins were 15.8 percent. Adjusted for restructuring costs and net one-time items, segment operating profit also grew 14 percent, with segment operating margins of 16.6 percent.
“UTC delivered 13 percent earnings growth on strong operating performance. Our solid year to date results, additional restructuring savings, and improving sales trends give us confidence to increase the lower end of our earnings per share range. We now expect 2013 earnings per share of $6.10 to $6.15, growth of 14 to 15 percent, up from $6.00 to $6.15 previously,” said Louis Chênevert, UTC Chairman & Chief Executive Officer.
New equipment orders at Otis increased 4 percent over the year ago third quarter. UTC Climate, Controls & Security equipment orders increased 13 percent organically. Large commercial engine spares orders were up 17 percent at Pratt & Whitney. On a pro-forma basis, adjusted to include Goodrich in both years, commercial spares orders increased 5 percent at UTC Aerospace Systems.
“With sustained order growth momentum in a majority of our markets this quarter, we continue to expect organic growth to accelerate as we exit the year. However, with the ongoing weakness in military aerospace markets and slow pace of recovery in Europe, we now expect full year sales of approximately $63 billion, from our previous estimate of $64 billion,” Chênevert said.
UTC expects to invest $500 million in restructuring for 2013 and continues to anticipate restructuring expenses will be offset by one-time items.
Cash flow from operations was $1.5 billion and capital expenditures were $383 million in the quarter. Share repurchase and acquisition spending were $330 million and $54 million, respectively. The company anticipates cash flow from operations less capital expenditures to essentially equal net income attributable to common shareowners for the year.
    “The creation of UTC Building and Industrial Systems better positions UTC to capture growth opportunities as urbanization in emerging markets continues to be a powerful megatrend,” Chênevert added. “This new organization will allow UTC to leverage our unmatched capabilities and scale in the building segment.”
On Oct. 9, 2013, UTC’s Board of Directors declared an increase in its fourth quarter dividend to 59 cents per common share. The dividend will be payable Dec. 10 to shareowners of record at the close of business Nov. 15.

United Technologies Corp., based in Hartford, Conn., is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available at http://www.utc.com. To learn more about UTC, visit the website or follow the company on Twitter: @UTC.
All financial results and projections reflect continuing operations unless otherwise noted. The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow, including a reconciliation of differences between non-GAAP measures used in this release and the comparable financial measures calculated in accordance with generally accepted accounting principles in the United States.
This release includes statements that constitute “forward-looking statements” under the securities laws. Forward-looking statements often contain words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and similar terms. Forward-looking statements may include, among other things, statements relating to future and estimated sales, earnings, cash flow, charges, expenditures, anticipated benefits of acquisitions and divestitures, results of operations, share repurchases, uses of cash and other measures of financial performance. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial difficulties of commercial airlines; the impact of government budget and funding decisions on the economy; changes in government procurement priorities and availability of funding; the impact of weather conditions and natural disasters; the financial condition of our customers and suppliers; delays and disruption in delivery of materials and services from suppliers; cost reduction efforts and restructuring costs and savings and other consequences thereof; the scope, nature, timing or impact of acquisitions, dispositions, joint ventures and other business arrangements, including integration of acquired businesses; the timing and impact of anticipated debt reduction actions; the development and production of new products and services; the anticipated benefits of diversification and balance of operations across product lines, regions and industries; the impact of the negotiation of collective bargaining agreements and labor disputes; the outcome of legal proceedings and other contingencies; future availability of credit; pension plan assumptions and future contributions; and the effect of changes in tax, environmental and other laws and regulations, political conditions in countries in which we operate and other factors beyond our control. The timing and amount of share repurchases depends upon UTC’s evaluation of market conditions and the level of other investing activities and uses of cash. The forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements after the date of this release. For additional information identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC's Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC's Forms 10-K and 10-Q.

UTC-IR
# # #

United Technologies Corporation
Condensed Consolidated Statement of Comprehensive Income

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions, except per share amounts)	2013	2012	2013	2012
Net sales	$15,462	$15,042	$45,867	$41,265
Costs and Expenses:
Cost of products and services sold	11,020	11,003	33,037	29,867
Research and development	630	590	1,871	1,659
Selling, general and administrative	1,633	1,619	4,997	4,657
Total Costs and Expenses	13,283	13,212	39,905	36,183
Other income, net	187	211	917	851
Operating profit	2,366	2,041	6,879	5,933
Interest expense, net	226	216	679	513
Income from continuing operations before income taxes	2,140	1,825	6,200	5,420
Income tax expense	614	484	1,677	1,257
Income from continuing operations	1,526	1,341	4,523	4,163
Less: Noncontrolling interest in subsidiaries' earnings from continuing operations	111	94	286	261
Income from continuing operations attributable to common shareowners	1,415	1,247	4,237	3,902
Discontinued operations:
Income (loss) from operations	—	91	63	(1,017)
Gain (loss) on disposal	10	(26)	(30)	(62)
Income tax benefit (expense)	7	105	(12)	256
Income (loss) from discontinued operations	17	170	21	(823)
Less: Noncontrolling interest in subsidiaries' earnings from discontinued operations	—	2	—	6
Income (loss) from discontinued operations attributable to common shareowners	17	168	21	(829)
Net income attributable to common shareowners	$1,432	$1,415	$4,258	$3,073
Comprehensive income	$2,235	$2,546	$4,658	$4,171
Less: Comprehensive income attributable to noncontrolling interests	128	119	277	271
Comprehensive income attributable to common shareowners	$2,107	$2,427	$4,381	$3,900
Earnings (Loss) Per Share of Common Stock - Basic:
From continuing operations attributable to common shareowners	$1.57	$1.39	$4.70	$4.37
From discontinued operations attributable to common shareowners	0.02	0.19	0.02	(0.93)
Earnings (Loss) Per Share of Common Stock - Diluted:
From continuing operations attributable to common shareowners	$1.55	$1.37	$4.64	$4.31
From discontinued operations attributable to common shareowners	0.02	0.19	0.02	(0.92)
Weighted average number of shares outstanding:
Basic shares	901	896	901	894
Diluted shares	916	907	914	905
As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2013 and 2012 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.
See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Segment Net Sales and Operating Profit

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Net Sales
Otis	$3,188	$3,054	$9,140	$8,851
UTC Climate, Controls & Security	4,237	4,259	12,617	12,943
Pratt & Whitney	3,386	3,574	10,412	10,073
UTC Aerospace Systems	3,312	2,670	9,896	5,160
Sikorsky	1,541	1,649	4,356	4,615
Segment Sales	15,664	15,206	46,421	41,642
Eliminations and other	(202)	(164)	(554)	(377)
Consolidated Net Sales	$15,462	$15,042	$45,867	$41,265

Operating Profit
Otis	$681	$651	$1,906	$1,868
UTC Climate, Controls & Security	696	632	1,968	1,965
Pratt & Whitney	439	409	1,412	1,225
UTC Aerospace Systems	501	271	1,501	680
Sikorsky	159	203	405	552
Segment Operating Profit	2,476	2,166	7,192	6,290
Eliminations and other	7	(22)	32	(54)
General corporate expenses	(117)	(103)	(345)	(303)
Consolidated Operating Profit	$2,366	$2,041	$6,879	$5,933

Segment Operating Profit Margin
Otis	21.4%	21.3%	20.9%	21.1%
UTC Climate, Controls & Security	16.4%	14.8%	15.6%	15.2%
Pratt & Whitney	13.0%	11.4%	13.6%	12.2%
UTC Aerospace Systems	15.1%	10.1%	15.2%	13.2%
Sikorsky	10.3%	12.3%	9.3%	12.0%
Consolidated Segment Operating Profit Margin	15.8%	14.2%	15.5%	15.1%

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2013 and 2012 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

United Technologies Corporation
Restructuring Costs and Non-Recurring Items Included in Consolidated Results

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
In Millions - Income (Expense)	2013	2012	2013	2012
Restructuring Costs included in Operating Profit:
Otis	$(19)	$(42)	$(68)	$(105)
UTC Climate, Controls & Security	(28)	(26)	(66)	(98)
Pratt & Whitney	(22)	(3)	(122)	(57)
UTC Aerospace Systems	(24)	(35)	(65)	(40)
Sikorsky	(11)	(12)	(25)	(18)
Eliminations and other	1	(10)	1	(14)
	(103)	(128)	(345)	(332)
Non-Recurring items included in Operating Profit:
UTC Climate, Controls & Security	—	—	38	222
Pratt & Whitney	(25)	—	168	—
Eliminations and other	—	34	—	24
	(25)	34	206	246
Total impact on Consolidated Operating Profit	(128)	(94)	(139)	(86)
Non-Recurring items included in Interest Expense, Net	—	25	36	40
Tax effect of restructuring and non-recurring items above	34	34	39	30
Non-Recurring items included in Income Tax Expense	24	34	141	237
Impact on Net Income from Continuing Operations Attributable to Common Shareowners	$(70)	$(1)	$77	$221
Impact on Diluted Earnings Per Share from Continuing Operations	$(0.08)	$—	$0.08	$0.24

Details of the non-recurring items for the quarters and nine months ended September 30, 2013 and 2012 above are as follows:
Quarter Ended September 30, 2013
Pratt & Whitney: Approximately $25 million charge to adjust the fair value of a Pratt & Whitney joint venture investment.
Income Tax Expense: Favorable tax benefit of approximately $24 million as a result of a U.K. tax rate reduction enacted in July 2013.
Quarter Ended June 30, 2013
Pratt & Whitney: Approximately $193 million gain from the sale of the Pratt & Whitney Power Systems business. This gain was not reclassified to "Discontinued Operations" due to our expected level of continuing involvement in the business post disposition.
Interest Expense, Net: Approximately $36 million of favorable pre-tax interest adjustments related to settlements for the Company's tax years prior to 2006, as well as the conclusion of certain IRS examinations of 2009 and 2010 tax years.
Income Tax Expense: Approximately $22 million of favorable income tax adjustments related to the conclusion of certain IRS examinations of 2009 and 2010 tax years.
Quarter Ended March 31, 2013
UTC Climate, Controls & Security: Approximately $38 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation, primarily due to a gain on the sale of a business in Hong Kong.
Income Tax Expense:  Approximately $95 million of favorable income tax adjustments as a result of the enactment of the American Taxpayer Relief Act of 2012 in January 2013. The $95 million is primarily related to the retroactive extension of the research and development credit to 2012.
Quarter Ended September 30, 2012

Eliminations and other: Approximately $34 million non-cash gain recognized on the remeasurement to fair value of our previously held shares of Goodrich Corporation stock resulting from our acquisition of the company.
Interest Expense, Net: Approximately $25 million of favorable pre-tax interest adjustments related to the resolution of disputes with the Appeals Division of the IRS for the Company's 2004 - 2005 tax years.
Income Tax Expense: Approximately $34 million of favorable income tax adjustments related to the resolution of disputes with the Appeals Division of the IRS for the Company's 2004 - 2005 tax years.
Discontinued Operations: Approximately $127 million of favorable income tax adjustments related to the reversal of a portion of the deferred tax liability initially recorded during the quarter ended March 31, 2012 on the existing difference between the expected accounting versus tax gain on the planned disposition of UTC Aerospace Systems' Industrial Businesses. As a result of the structure of the transaction that was finalized in July 2012, a portion of the deferred tax liability cannot be recorded until the sale is finalized.
Quarter Ended June 30, 2012
UTC Climate, Controls & Security: Approximately $110 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation. This net gain includes approximately $142 million from the sale of a controlling interest in its Canadian distribution business, partially offset by a $32 million loss on the disposition of its U.S. Fire and Security branch operations.
Discontinued Operations:

•	Approximately $179 million pre-tax impairment charge related to inventory, fixed assets and goodwill, as a result of the decision to dispose of the UTC Power business.

•	Approximately $91 million reserve for potential remediation costs associated with certain components of wind turbines previously installed by our Clipper business.

Quarter Ended March 31, 2012
UTC Climate, Controls & Security: Approximately $112 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation. This net gain includes approximately $215 million from the sale of a controlling interest in a manufacturing and distribution joint venture in Asia, partially offset by $103 million of impairment charges related to planned business dispositions.
Eliminations and other: An additional $10 million of reserves were established for the export licensing compliance matters recorded in the fourth quarter 2011.
Interest Expense, Net: Approximately $15 million of favorable pre-tax interest adjustments related to the conclusion of the IRS's examination of the Company's 2006 - 2008 tax years.
Income Tax Expense: Approximately $203 million of favorable income tax adjustments related to the conclusion of the IRS's examination of the Company's 2006 - 2008 tax years.
Discontinued Operations:

•	Approximately $360 million and $590 million of pre-tax goodwill impairment charges ($220 million and $410 million after tax) related to Rocketdyne and Clipper, respectively.

•
Approximately $235 million of unfavorable income tax adjustments related to the recognition of a deferred tax liability on the existing difference between the expected accounting versus tax gain on the planned disposition of legacy Hamilton Sundstrand's Industrial businesses.

The following page provides segment net sales, operating profits and operating profit margins as adjusted for the aforementioned restructuring costs and non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring costs and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation
Segment Net Sales and Operating Profit Adjusted for Restructuring Costs and Non-Recurring Items (as reflected on the previous pages)

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Net Sales
Otis	$3,188	$3,054	$9,140	$8,851
UTC Climate, Controls & Security	4,237	4,259	12,617	12,943
Pratt & Whitney	3,386	3,574	10,412	10,073
UTC Aerospace Systems	3,312	2,670	9,896	5,160
Sikorsky	1,541	1,649	4,356	4,615
Segment Sales	15,664	15,206	46,421	41,642
Eliminations and other	(202)	(164)	(554)	(377)
Consolidated Net Sales	$15,462	$15,042	$45,867	$41,265

Adjusted Operating Profit
Otis	$700	$693	$1,974	$1,973
UTC Climate, Controls & Security	724	658	1,996	1,841
Pratt & Whitney	486	412	1,366	1,282
UTC Aerospace Systems	525	306	1,566	720
Sikorsky	170	215	430	570
Segment Operating Profit	2,605	2,284	7,332	6,386
Eliminations and other	6	(46)	31	(64)
General corporate expenses	(117)	(103)	(345)	(303)
Adjusted Consolidated Operating Profit	$2,494	$2,135	$7,018	$6,019

Adjusted Segment Operating Profit Margin
Otis	22.0%	22.7%	21.6%	22.3%
UTC Climate, Controls & Security	17.1%	15.4%	15.8%	14.2%
Pratt & Whitney	14.4%	11.5%	13.1%	12.7%
UTC Aerospace Systems	15.9%	11.5%	15.8%	14.0%
Sikorsky	11.0%	13.0%	9.9%	12.4%
Adjusted Consolidated Segment Operating Profit Margin	16.6%	15.0%	15.8%	15.3%

United Technologies Corporation
Condensed Consolidated Balance Sheet

	September 30,	December 31,
	2013	2012
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$4,621	$4,819
Accounts receivable, net	11,135	11,099
Inventories and contracts in progress, net	10,765	9,537
Assets held for sale	—	1,071
Other assets, current	2,830	3,084
Total Current Assets	29,351	29,610
Fixed assets, net	8,549	8,518
Goodwill	28,100	27,801
Intangible assets, net	15,495	15,189
Other assets	8,831	8,291
Total Assets	$90,326	$89,409

Liabilities and Equity
Short-term debt	$1,403	$1,624
Accounts payable	6,628	6,431
Accrued liabilities	15,488	15,310
Liabilities held for sale	—	421
Total Current Liabilities	23,519	23,786
Long-term debt	19,785	21,597
Other long-term liabilities	16,979	16,719
Total Liabilities	60,283	62,102
Redeemable noncontrolling interest	124	238
Shareowners' Equity:
Common Stock	14,536	13,837
Treasury Stock	(20,233)	(19,251)
Retained earnings	39,599	36,776
Accumulated other comprehensive loss	(5,325)	(5,448)
Total Shareowners' Equity	28,577	25,914
Noncontrolling interest	1,342	1,155
Total Equity	29,919	27,069
Total Liabilities and Equity	$90,326	$89,409

Debt Ratios:
Debt to total capitalization	41%	46%
Net debt to net capitalization	36%	40%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Operating Activities of Continuing Operations:
Income from continuing operations	$1,526	$1,341	$4,523	$4,163
Adjustments to reconcile net income from continuing operations to net cash flows provided by operating activities of continuing operations:
Depreciation and amortization	452	422	1,335	1,047
Deferred income tax provision	4	18	13	29
Stock compensation cost	83	54	216	150
Change in working capital	(200)	(48)	(464)	(149)
Global pension contributions	(21)	(209)	(72)	(233)
Other operating activities, net	(301)	47	(660)	(356)
Net cash flows provided by operating activities of continuing operations	1,543	1,625	4,891	4,651
Investing Activities of Continuing Operations:
Capital expenditures	(383)	(317)	(1,047)	(748)
Acquisitions and dispositions of businesses, net	112	(15,721)	1,345	(15,646)
Increase in collaboration intangible assets	(247)	(150)	(547)	(1,394)
Decrease (increase) in restricted cash	4	10,505	3	(191)
Other investing activities, net	(194)	(40)	(353)	(16)
Net cash flows used in investing activities of continuing operations	(708)	(5,723)	(599)	(17,995)
Financing Activities of Continuing Operations:
(Repayment) issuance of long-term debt, net	(571)	14	(1,795)	10,798
Increase (decrease) in short-term borrowings, net	98	4,927	(204)	4,509
Dividends paid on Common Stock	(465)	(463)	(1,395)	(1,288)
Repurchase of Common Stock	(330)	—	(1,000)	—
Other financing activities, net	30	131	168	(33)
Net cash flows (used in) provided by financing activities of continuing operations	(1,238)	4,609	(4,226)	13,986
Discontinued Operations:
Net cash provided by (used in) operating activities	91	19	(603)	22
Net cash provided by (used in) investing activities	—	(345)	351	(352)
Net cash flows provided by (used in) discontinued operations	91	(326)	(252)	(330)
Effect of foreign exchange rate changes on cash and cash equivalents	24	62	(29)	25
Net (decrease) increase in cash and cash equivalents	(288)	247	(215)	337
Cash and cash equivalents, beginning of period	4,909	6,050	4,836	5,960
Cash and cash equivalents, end of period	4,621	6,297	4,621	6,297
Less: Cash and cash equivalents of assets held for sale	—	55	—	55
Cash and cash equivalents of continuing operations, end of period	$4,621	$6,242	$4,621	$6,242

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Free Cash Flow Reconciliation

	Quarter Ended September 30,
	(Unaudited)
(Millions)	2013		2012

Net income attributable to common shareowners from continuing operations	$1,415		$1,247
Net cash flows provided by operating activities of continuing operations	$1,543		$1,625
Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		109%		130%
Capital expenditures	(383)		(317)
Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(27)%		(25)%
Free cash flow from continuing operations	$1,160		$1,308
Free cash flow from continuing operations as a percentage of net income attributable to common shareowners from continuing operations		82%		105%

	Nine Months Ended September 30,
	(Unaudited)
(Millions)	2013		2012

Net income attributable to common shareowners from continuing operations	$4,237		$3,902
Net cash flows provided by operating activities of continuing operations	$4,891		$4,651
Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		115%		119%
Capital expenditures	(1,047)		(748)
Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(25)%		(19)%
Free cash flow from continuing operations	$3,844		$3,903
Free cash flow from continuing operations as a percentage of net income attributable to common shareowners from continuing operations		91%		100%
Notes to Condensed Consolidated Financial Statements

(1)
Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)
Organic sales growth represents the total reported increase within the Corporation's ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.

(3)
Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by UTC. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing UTC's ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC's common stock and distribution of earnings to shareholders. Other companies that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with generally accepted accounting principles, to free cash flow is shown above.